                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                                    FORM 11-K

(Mark One)

     [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

For the fiscal year ended                   December 31, 1994
                          -----------------------------------------------------

                                       OR

     [  ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
           EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from ______________________to________________________
Commission file number________________________________________________________





                            PLAINS PETROLEUM COMPANY
                             401 (k) PLAN AND TRUST
                            (Full title of the Plan)



                            PLAINS PETROLEUM COMPANY
          (Name of issuer of the securities held pursuant to the Plan)



                         12596 W BAYAUD AVE., SUITE #400
                           LAKEWOOD,  COLORADO   80228
                    (Address of principal executive offices)

                            PLAINS PETROLEUM COMPANY
                                  401 (k) PLAN
                 STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
                                   (UNAUDITED)

                                                            December 31,
                                                      1994           1993
                                                    ----------    -----------
ASSETS

Cash                                                       $30       $ 41,842

Accounts Receivables                                         -            415

Investments, at fair value ( Note 4)
     Common stock, Plains Petroleum Company            402,125        245,207
     Common Trust Funds                              1,059,269        919,321

Loans to participants                                   66,287         24,734

Deposit with insurance company, at contract value
      (Note 4)                                          72,880        239,540
                                                    ----------    -----------

     Total assets                                   $1,600,591     $1,471,059


LIABILITIES

Payables                                               -                2,230
                                                    ----------    -----------

Net assets available for benefits                   $1,600,591     $1,468,829
                                                    ----------    -----------
                                                    ----------    -----------

The accompanying notes are an integral part of these financial statements.

                            PLAINS PETROLEUM COMPANY
                                  401 (k) PLAN
            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                                   (UNAUDITED)


                                                      Yearend December 31,
                                                      -------------------
                                              1994         1993         1992
                                          ----------  -----------  -----------
Additions to net assets attributed to:
Investment Income
     Net appreciation/(depreciation)
          in fair value of
          investments (Note 4)               $ 4,189    $126,545      $17,057
     Interest and Dividends                   15,557      39,240       29,237
                                          ----------  -----------  -----------
                                              19,746     165,785       46,294

     Less investment expenses                  --           --           --
                                          ----------  -----------  -----------

                                              19,746     165,785       46,294
                                                                   -----------
Contributions
     Participants                            191,730     207,945      193,299
     Employer                                 86,439        --            --
     Transfers (Note 1 )                     --           96,079     (213,504)
                                          ----------  -----------  -----------
                                             278,169     304,024      (20,205)
                                          ----------  -----------  -----------
          Total additions                    297,915     469,809       26,089

Deductions from net assets
     attributed to:
Benefits paid to Participants                163,153      12,270       72,317
Reduction of Payables
     and adjustments                           3,000        --            --
                                          ----------  -----------  -----------
          Total deductions                   166,153      12,270       72,317
                                          ----------  -----------  -----------

               Net Increase                  131,762     457,529      (46,228)

Net assets available for benefits
     Beginning of year                     1,468,829   1,011,290    1,057,518
                                          ----------  -----------  -----------
     End of year                          $1,600,591  $1,468,829   $1,011,290
                                          ----------  -----------  -----------
                                          ----------  -----------  -----------

The accompany notes are an integral part of these financial statements.

                            PLAINS PETROLEUM COMPANY
                                  401 (k) PLAN
                          Notes to Financial Statements


NOTE ONE       DESCRIPTION OF PLAN

     By Resolution of the Board of Directors of Plains Petroleum Company (the "Company"), the Plains Petroleum Company 401(k) Plan & Trust (the "Plan") was established effective July 1, 1990 for the benefit of eligible employees of the Company. Through June 30, 1990, employees of the Company were permitted to make elective deferral contributions to the Company's Profit Sharing Plan under
Section 401 (k) of the Internal Revenue Service Code (the "Code"). These elective deferrals under the Profit Sharing Plan were transferred to the Plan effective July 1, 1990. (See Transfers made in 1990 and 1992.) Effective December 31, 1993, the Company's PAYSOP Plan and Trust was merged into the Plan. The assets and liabilities of the Company's PAYSOP Plan and Trust were transferred into this Plan as of that date. (See Transfers made in 1993.) The employees of the Company's subsidiaries, Plains Petroleum Operating Company and Plains Petroleum Gathering Company, are eligible to participate in the Plan.

     The following description of the Plan provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

GENERAL

     The Plan is a defined contribution plan covering employees who had an elective deferral contribution under the Profit Sharing Plan on June 30, 1990 or a balance in the PAYSOP Plan on December 31, 1993 and any other employees who thereafter elect to participate in the Plan and have executed an elective deferral agreement.

     The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

CONTRIBUTIONS

     Participants may elect through payroll deduction to contribute up to 9 percent (10 percent prior to 1994) of their annual wages including overtime but before bonuses, commissions and other benefits, as defined. Contributions for any calendar year are limited pursuant to requirements of the Code.

     Commencing January 1, 1994, the Company and its subsidiaries will make employer matching contributions for each plan year in an amount equal to 50 percent of the first 6 percent of compensation deferred by a Participant as an elective deferral contribution.

PARTICIPANT ACCOUNTS

     Each Participant's account is credited with the Participant's contribution
and employer matching contributions.   Allocations of Plan earnings are based on
Participant's account balances. The benefit to which a Participant is entitled is the benefit that can be provided from the Participant's account.

INVESTMENT OPTIONS

     Participants may direct, as defined by the Plan, investment of their contributions and accumulated earnings to Plains Petroleum Company common stock (the "Plains Fund") and/or to various bank-administered investment funds consisting of four separate funds.

     With respect to investments made in the Plains Fund, dividends on shares held by the Trust are re-invested in Plains Petroleum common stock and allocated to Participants' accounts. Further, Participants are entitled to exercise voting rights attributable to their shares allocated to their account by instructing the Trustee of their voting preference. The Trustee shall follow the directions of those Participants who provide timely instructions to the Trustee. For voting rights attributed to shares for which no instructions are provided at least ten days prior to time that such shares are entitled to be voted, the Trustee will vote the uninstructed shares in direct proportion to the voting instructions received from responding Participants.

     Employer matching contributions are to be used by the Trustee to purchase shares of the Company's common stock only and cannot be redirected by the benefiting Participant to other Plan investment accounts. Earned dividends can only be reinvested in common stock and are added to the matching account. Voting rights are the same as those of Participant directed investments in Company common stock.

PARTICIPANT LOAN POLICY

     Effective July 1, 1993, the Plan established a Loan Policy within the Internal Revenue Service guidelines for active Participant employees. This Policy enables Participants to borrow up to the lesser of 50 percent of their vested account or $50,000, but not less than $1,000. Loans are collateralized by up to 50 percent of the Participant's vested account and supported by a collateral promissory note for a maximum term of 5 years except for personal residence loans which may not exceed 15 years. Interest rates will be fixed by the Plan Administrator in accordance to the Policy. Payments must be made by payroll deduction. Loan balances are due in full upon termination of employment for any reason.

VESTING

     Participants are fully vested in their voluntary contributions plus actual earnings thereon. Vesting in employer matching contributions is based on years of continuous service. A Participant is 100 percent vested after five years of credited service. If a Participant retires or becomes disabled, or in the event of a change in control of the Company, the employer matching contribution account balance is 100 percent vested.

PAYMENTS OF BENEFITS

     The Trustee of the Plan may make distributions to the Participants subject to the following circumstances as defined by the Code: 1) termination of service, 2) termination of the Plan, 3) sale of substantially all of the Company's assets, 4) sale of the Company's interest in its subsidiary, 5) Participant financial hardship, or 6) Participant attains age 59-1/2. Distributions are made in cash, common stock or a combination as provided by the Plan and may be made in the form of an annuity, lump-sum, installment or a combination subject to the provisions of the Plan.

PARTICIPATING EMPLOYEES

     As of December 31, 1994, a total of 96 persons were Participants in or beneficiaries of the Plan.

REPORTS TO PARTICIPATING EMPLOYEES

     Account statements are sent to Participants covering the status of the Participants' accounts under the Plan as of the end of each quarter.

PLAN ADMINISTRATION

     The Plan is administered by an Advisory Committee appointed by the Company which currently consists of three employees of the Company or its subsidiaries who are also serving as the Trustee.
The Committee members receive no compensation for their services.
Any Trustee may be removed, and a new Trustee appointed, by the Company upon 30 days' notice to the Trustee. Administrative expenses of the Plan are paid from the Trust to the extent they are not paid by the Company.


NOTE TWO       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Quoted market prices are used to value the Company's common stock investments at December 31. The contract value of investments with the insurance company is provided by the insurance company.

     Dividend income is accrued on the ex-dividend date. Purchases and sales of securities are recorded on a trade-date basis. Realized gains and losses from security transactions are reported on the average cost method.

NOTE THREE          TAX STATUS

     The Plan operates as a qualified plan under Sections 401(a) and 401(k) of the Code. Qualification of the Plan means that a Participant will not be subject to federal income taxes on Elective Deferral Contributions, or on earnings or appreciation on all account balances held in the Plan, until such amounts either are withdrawn by or distributed to the Participant, or are distributed to the Participant's spouse or beneficiary in the event of the Participant's death. Participant elective deferral contributions are not taxed for purposes of federal income tax except for social security taxes. Distributions of contributions and all accumulated earnings thereon to Participants will be subject to federal income tax as defined by the Code.

     The Plan has obtained a favorable tax determination letter from the Internal Revenue Service and the Company believes that the Plan continues to qualify and to operate as designed.

NOTE FOUR      INVESTMENTS

     The fair value of the Plan's investments held in a trust by the Trustee, at December 31, are presented in the following table. Investments that represent 5 percent or more of the Plan's net assets are separately identified.


                                             Number of Shares      Fair Value
INVESTMENTS AT FAIR VALUE AS DETERMINED BY
  QUOTED MARKET PRICE

As of December 31, 1992:
Plains Petroleum Company
  Common Stock  (cost of $213,784)                 7,277             $181,530
                                                                     --------
                                                                     --------

As of December 31, 1993:
Plains Petroleum Company
  Common Stock  (cost of $292,634)                10,431             $245,207
                                                                     --------
                                                                     --------

As of December 31, 1994:
Plains Petroleum Company
  Common Stock  (cost of $431,714)                17,185             $402,125
                                                                     --------
                                                                     --------

INVESTMENTS AT ESTIMATED FAIR VALUE             12/31/94             12/31/93
                                              ----------             --------
Common Trust Funds:
  Stable Return Fund                            $299,669             $316,466
  Common Stock Fund                               -                   327,009
  Growth Equity                                  365,397               -
  Moderate Balanced Fund                         279,670              136,422
  Intermediate US Government Bond Fund           114,533              139,424
                                              ----------             --------
                                              $1,059,269             $919,321
                                              ----------             --------
                                              ----------             --------

DEPOSIT WITH INSURANCE COMPANY

     In 1990, the Plan entered into a deposit contract with the United of Omaha Life Insurance Co. ("United"). United maintains the contributions in a pooled account. The account is credited with actual earnings on the underlying investments. The contract is included in the financial statements at the December 31st contract value as reported to the Plan by United.

NOTE FIVE      PLAN AMENDMENT OR TERMINATION

     Effective January 1, 1994, the Plan was amended to provide for employer matching contributions of up to 50 percent of the first 6 percent of employee-Participant elective deferral contributions. This matching contribution will be made in Company common stock and will be subject to certain vesting requirements (See NOTE ONE, vesting). The matching account shares cannot be redirected to another investment account in the Plan and are not available for hardship withdrawals or for loans. Earned dividends on these shares will be reinvested in Company common stock that will be added to the matching account. The amendment also included a reduction of the maximum Participant elective deferral contribution from 10 percent to 9 percent.

     The Plan has no specified duration. The Company has no current plans to terminate the Plan, but reserves the right to amend, suspend, or terminate it at any time. Rights or benefits previously acquired by or allocated for Participants will not be adversely affected by any such action unless the officers of the Company, on advice of legal counsel, determine such action to be necessary or advisable to conform the Plan to the requirements of Sections 401 and 501 of the Code or other federal law. All account balances will be fully vested in the event of a termination.